LETTER TO OUR SHAREHOLDERS FROM YOUR CEO

  Dynamic Turnaround and Exciting Future!

Dear Shareholders:

I would like to take to this opportunity to inform you of Probe Manufacturing’s significant progress in both implementing business strategy and navigating the Company’s financial turnaround since the 3rd quarter of 2009.  I am also pleased to report that we have had 6 consecutive quarters of profitability and revenue growth since the 1st quarter of 2010.

As you may know, I was appointed by our Board of Directors to once again lead Probe in the 3rd quarter of 2009.  I am extremely happy to be back as part of a company in the midst of a dynamic turnaround.  While I am well aware and dismayed that many of our investors have sustained substantial potential losses, I am pleased that we have been able to return Probe to profitability.  I am optimistic that our strategic initiatives for growth will help restore investor confidence in the company.

Our vision is to be the preeminent manufacturing foundry for innovative start-ups and our continued business remains focused on growing our design and manufacturing services by leveraging global opportunities. We are positioned to achieve this objective by investing in innovative technological start-ups utilizing our internal resources in return for exclusive manufacturing rights and equity.  We have initiated the process with two companies and are currently developing several other relationships.  We will be making announcements about these exciting technologies in the near future.

We have transitioned Probe from a low to medium volume, local operation, to a full service, “Global Electronics Design and Manufacturing Services Company.”  We now provide the medical, aerospace/military, industrial/instrumentation and automotive industries with product development and manufacturing business services. We have a 23,000 square-foot facility in Irvine California and strategic facilities worldwide.

We now serve industries aligned with our competencies, which are in more advantageous market sectors.  These segments are less sensitive to consumer price pressure, provide more opportunities for enhanced returns, and are frequently less saturated and less susceptible to competition in low-cost regions.  I believe we are well positioned to take advantage of these opportunities.

Here are just a few of the steps that we have recently taken:

•

Settlement of all notes payable

•

Retired debt to CIT and all capital leases

•

Reduced overhead & expenditures

•

Re-established our commitment to the Electronics Manufacturing Services and re-secured our existing customer base

•

Moved to centrally located 23,000 sq-ft manufacturing facility in Irvine, California

•

Developed strategic alliances with operations in China, expanding our global services for future sales and growth continuity

Most important, is that we have in place an experienced and proven entrepreneurial management team with track records in aiding growth objectives.

From the 3rd quarter of 2009 through the 2nd quarter of 2011 we have increased our: (i) open orders over 600%; (ii) customers from 8 to 31; (iii) quarterly revenue over 300%; and (iv) total equity from negative to positive.  We have now had 6 consecutive quarters of profitability and positive cash flow.

We have secured a sufficient line of credit to support our current expansion plans. We remain confident that the growth and profitability, we have experienced since the 3rd quarter of 2009, will continue.  The worldwide EMS industry has resumed growing and Technology Forecaster, Inc. projects the global market will grow at a 15 percent annual rate over the next 5 years from $370 billion to $659 billion.  Moreover, with the recent cost increases in labor, currency movements, and freight concerns, the ability to provide stateside manufacturing has increased profitable opportunities.

Probe has the potential to be successful in the marketplace for the following reasons:

•

Experienced management with proven track record

•

Debt free equipment and low overhead

•

Specialization in Aerospace/Military, Medical, Industrial/Instrumentation and Automotive industries

•

Onshore and managed offshore full-service manufacturing capabilities

•

Full service offerings beyond traditional Electronics Manufacturing Services (EMS), including cable harness, plastics, PCB fabrication, and sheet metal processes

•

Manufacturing foundry platform offering product development services

I believe that we continue to build a company with true intrinsic value through:

•

Accelerated capital value, revenue, and earnings growth

•

Shareholder centric focus

•

Concentrated corporate compliance efforts

•

Defined market niche and strategy

•

Customer driven business strategy

•

Balanced financial condition

•

Above average industry gross margins

•

Profitable operations

I sincerely believe that we are an “undervalued opportunity” and are building a strong foundation upon which we can achieve our targeted business strategy.

We recently re-designed our website: www.probeglobal.com to be more investor relations friendly.  This will allow our investors to receive regular updates, recent news, and events. We encourage all our investors to stay registered and informed of the company’s progress.

I am excited about the future and I hope that you are too!  Thank you for your time and please feel free to contact me personally with any questions you may have.

Sincerely,

Kambiz Mahdi

Chief Executive Officer